Patrick M. Fahey Chairman and CEO Frontier Financial Corporation 425-514-0700 Carol E. Wheeler CFO Frontier Financial Corporation 425-514-0700

NEWS RELEASE

For release November 24, 2009

FRONTIER FINANCIAL CORPORATION ADOPTS REVERSE STOCK SPLIT
EXPECTED TO MAINTAIN NASDAQ LISTING

EVERETT, WA – November 24, 2009 –  As previously announced, Frontier Financial Corporation (NASDAQ: FTBK) received notice from the NASDAQ Stock Market on September 15, 2009, stating that the minimum bid price of the Corporation’s common stock was below $1.00 per share for thirty consecutive business days and that the Corporation was therefore not in compliance with Marketplace Rule 5450(a)(1).

The notification letter gave Frontier until March 15, 2010, to regain compliance with the minimum closing bid price requirement.  To regain compliance, the closing bid price of the Corporation’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days.  NASDAQ may, in its discretion, require the Corporation’s common stock to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than twenty consecutive days, before determining that the Corporation has demonstrated an ability to maintain long-term compliance.

In connection with the Corporation’s plan to regain compliance, Frontier Financial Corporation announced on November 24, 2009, that its Board of Directors approved the implementation of a one-for-ten reverse stock split of the Corporation’s common stock. The reverse stock split will be effective upon filing of the articles of amendment with the Secretary of State of the State of Washington at 5:00 p.m. (Pacific Time) on November 24, 2009.

As a result of the reverse stock split, each ten shares of the Corporation’s common stock issued and outstanding immediately prior to the Effective Time will be automatically combined into one share of common stock.  All fractional shares which would otherwise result from the reverse stock split will be rounded up to the nearest whole share in lieu of fractional shares, so that no cash will be payable.  No vote or approval of shareholders was required under Washington corporate law.

Since the same one-for-ten reverse stock split ratio will be used to effect the reverse stock split of Frontier’s common stock, all stockholders will be affected proportionately.  The reverse stock split reduced the Corporation’s issued and outstanding shares of common stock from approximately 47,131,853 shares of common stock to approximately 4,713,185 shares, respectively.

Reducing the number of outstanding shares of our common stock through the reverse stock split is intended, absent other factors, to increase the per share market price of our common stock.  Our Board of Directors believes that increasing the per share trading price of our common stock will help ensure the price is increased above, and remains above, the $1.00 bid price required by the NASDAQ listing standard.  However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock.  As a result, there can be no assurance that the reverse stock split will result in the intended benefits described above, that the market price of our common stock will increase following the reverse stock split, that the market price of our common stock will not decrease in the future, or that we will otherwise be able to comply with applicable listing requirements.  Moreover, some investors may view the reverse stock split negatively since it reduces the number of shares of common stock available in the public market.

About Frontier

Frontier Financial Corporation is a Washington-based financial holding Corporation, providing financial services through its commercial bank subsidiary, Frontier Bank, since 1978.  Frontier Bank offers a wide range of banking and financial services to businesses and individuals in its market area, including trust, cash management, and investment and insurance products.  Frontier operates 47 offices in Clallam, Jefferson, King, Kitsap, Pierce, Skagit, Snohomish, Thurston, Whatcom counties in Washington and 3 offices in Oregon.  Additional information regarding Frontier Bank and its services can be found at the bank’s website:  www.frontierbank.com.

This press release includes forward-looking statements and Frontier Financial Corporation intends for such statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe Frontier Financial Corporation’s expectations regarding future events, including the Corporation’s ability to attain compliance with certain NASDAQ rules.  Future events are difficult to predict and are subject to risk and uncertainty which could cause actual results to differ materially and adversely.  Additional information regarding risks and uncertainties is included in Frontier Financial Corporation’s periodic filings on Forms 10-K and 10-Q with the Securities and Exchange Commission.  Frontier Financial Corporation undertakes no obligation to revise or amend any forward-looking statements to reflect subsequent events or circumstances.